AMENDMENT TO
AMENDED AND RESTATED
BY-LAWS OF
JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II

As Amended: September 9, 2008 (Articles I, VI and VII)

Article I, Section 1.8, paragraphs (a) and (b) are hereby amended to read in their entirety as follows (with additions shown in bold text):

ARTICLE I MEETINGS OF SHAREHOLDERS

Section 1.8 Nominations and Proposals by Shareholders.

     (a) Annual Meetings of Shareholders. Nominations of persons for election as a Trustee and the proposal of business to be considered by the Shareholders may be made at an annual meeting of Shareholders (i) pursuant to the Trust's notice of meeting, (ii) by or at the direction of the Trustees or (iii) by any Shareholder of the Trust who was a Shareholder of record both at the time of giving of notice provided for in this Section 1.8(a) and at the time of the annual meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 1.8(a) . For nominations for election to the Trustees or other business to be properly brought before an annual meeting by a Shareholder pursuant to this Section 1.8(a), the Shareholder must have given timely notice thereof in writing to the Secretary of the Trust and such other business must otherwise be a proper matter for action by Shareholders. To be timely, a Shareholder's notice must be delivered to the Secretary at the principal executive office of the Trust by not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than thirty (30) days from the anniversary date of the mailing of the notice for the preceding year’s annual meeting, notice by the Shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by the Trust. Notwithstanding anything in the immediately preceding sentence of this Section 1.8(a) to the contrary, a Shareholder’s notice with respect to the annual meeting of Shareholders to be held in 2003 only shall be timely if it is delivered to the Secretary at the principal executive office of the Trust by a date which is the later of either January 30, 2003 or the date which would otherwise be determined in accordance with the provisions of the preceding sentence of this Section 1.8(a) . In no event shall the public announcement of a postponement of the mailing of the notice for such annual meeting or of an adjournment or postponement of an annual meeting to a later date or time commence a new time period for the giving of a Shareholder's notice as described above.

     A Shareholder's notice to be proper must set forth (i) as to each person whom the Shareholder proposes to nominate for election or reelection as a trustee (A) the name, age, business address and residence address of such person, (B) the class and number of shares of stock of the Trust that are beneficially owned or owned of record by such person, (C) the date such shares were acquired and the investment intent of such acquisition, and (D) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest, or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected); (ii) as to any other business that the Shareholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such Shareholder (including any anticipated benefit to the Shareholder therefrom) and of each beneficial owner, if any, on whose behalf the proposal is made; (iii) as to the Shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination or proposal is made, (1) the name and address of such Shareholder, as they appear on the Trust's stock ledger and current name and address, if different, and of such beneficial owner, (2) the class and number of shares of stock of the Trust which are owned beneficially and of record by such Shareholder and such beneficial owner, (3) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk of share price changes for, or to increase the voting power of, such shareholder or beneficial owner with respect to any share of the Trust (collectively “Hedging Activities”), and (4) the extent to which such shareholder or such beneficial owner, if any, has engaged in Hedging Activities with respect to shares or other equity interests of any other trust or company; (iv) as to the shareholder giving the notice and any beneficial owner covered by clauses (i) or (ii) of this paragraph, the name and address of such shareholder, as they appear on the Trust’s stock ledger and current name and address, if different, of such beneficial owner; and (v) to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection as a trustee or the proposal of other business on the date of such shareholder’s notice. Notwithstanding anything in this Section 1.8 to the contrary, in the event that the number of trustees to be elected to the Board of Trustees is increased and there is no public announcement by the Trust of such action or specifying the size of the increased Trustees at least one hundred (100) days prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting, a Shareholder's notice required by this Section 1.8(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to the Secretary at the principal executive offices of the Trust not later than the close of business on the 10th day immediately following the day on which such public announcement is first made by the Trust.

     (b) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of Shareholders as shall have been brought before the meeting pursuant to the Trust's notice of meeting. Nominations of persons for election to the Trustees may be made at a special meeting of Shareholders at which trustees are to be elected (i) pursuant to the Trust's notice of meeting, (ii) by or at the direction of the Trustees or (iii) provided that the Trustees have determined that trustees shall be elected at such special meeting, by any Shareholder of the Trust who is a Shareholder of record both at the time of giving of notice provided for in this Section 1.8(b) and at the time of the special meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 1.8(b) . In the event the Trust calls a special meeting of Shareholders for the purpose of electing one or more Trustees, any such Shareholder may nominate a person or persons (as the case may be) for election to such position as specified in the Trust's notice of meeting, if the Shareholder's notice containing the information required by this Section 1.8(b) shall have been delivered to the Secretary at the principal executive offices of the Trust not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Trustees to be elected at such meeting. In no event shall the public announcement of a postponement or adjournment of a special meeting to a later date or time commence a new time period for the giving of a Shareholder's notice as described above.

     A Shareholder's notice to be proper must set forth (i) as to each person whom the Shareholder proposes to nominate for election or reelection as a trustee (A) the name, age, business address and residence address of such person, (B) the class and number of shares of stock of the Trust that are beneficially owned or owned of record by such person, (C) the date such shares were acquired and the investment intent of such acquisition, and (D) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest, or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected); (ii) as to any other business that the Shareholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such Shareholder (including any anticipated benefit to the Shareholder therefrom) and of each beneficial owner, if any, on whose behalf the proposal is made; (iii) as to the Shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination or proposal is made, (1) the name and address of such Shareholder, as they appear on the Trust's stock ledger and current name and address, if different, and of such beneficial owner, (2) the class and number of shares of stock of the Trust which are owned beneficially and of record by such Shareholder and such beneficial owner, (3) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk of share price changes for, or to increase the voting power of, such shareholder or beneficial owner with respect to any share of the Trust (collectively “Hedging Activities”), and (4) the extent to which such shareholder or such beneficial owner, if any, has engaged in Hedging Activities with respect to shares or other equity interests of any other trust or company; (iv) as to the shareholder giving the notice and any beneficial owner covered by clauses (i) or (ii) of this paragraph, the name and address of such shareholder, as they appear on the Trust’s stock ledger and current name and address, if different, of such beneficial owner; and (v) to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection as a trustee or the proposal of other business on the date of such shareholder’s notice.

Article VI is hereby deleted and is amended to read in its entirety as follows: “ARTICLE VI. RESERVED.”

Article VII, Section 7.2, paragraphs (i) - (iii) are hereby amended to read in their entirety as follows (with additions shown in bold text and deletions shown in stricken text):

ARTICLE VII TERMS OF COMMON SHARES

Section 7.2. Common Shares.

     (i) The Common Shares shall rank junior to any issued auction rate or other preferred shares (“DARTS”) with respect to payment of dividends and distributions on liquidation or dissolution and shall have such other qualifications, limitations or restrictions as provided in the Declaration.

     (ii) Except as otherwise provided by law and the Declaration, the holders of the Common Shares shall be entitled to one vote for each share on each matter submitted to a vote of the shareholders of the Trust. The holders of the Common Shares and the Holders of the DARTS shall vote together as a single class except as hereinafter provided or to the extent otherwise required by the 1940 Act or the Declaration.

     (iii) After all accumulated and unpaid dividends upon all outstanding DARTS for all previous dividend periods for each applicable series have been paid, and full dividends on all outstanding DARTS for the then-current dividend period have been paid or declared and a sum sufficient for the payment thereof set apart therefor, then and not otherwise, and subject to any other applicable provisions of the Declaration, dividends or other distributions may be declared upon and paid to the holders of the Common Shares, to the exclusion of the Holders of the DARTS.